UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2016

HISPANICA INTERNATIONAL DELIGHTS OF AMERICA, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-190788	46-2552550
State or other jurisdiction	Commission file number	I.R.S. Employer Identification No.
of incorporation or organization

575 Lexington Avenue, 4th Floor, New York, NY 10022

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (516) 867-8383

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5- Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective January 6, 2017, Randy Berholtz was appointed as an independent director of the Company. Mr. Berholtz currently is the founding partner of the Sorrento Valley Law Group. Previously, he was the Executive Vice President, General Counsel and Secretary of Apricus Biosciences, Inc., (Nasdaq:APRI); the Vice President, General Counsel and Secretary of the ACON Group of private U.S. and Chinese companies; from 2003 to 2004, he was the Chief Operating Officer and General Counsel to Inglewood Ventures, a venture capital firm; and he also held multiple business development and legal titles and rose to become the Acting General Counsel and Secretary of Nanogen, Inc (Nasdaq:NGEN). Prior to that time, Mr. Berholtz was in private practice with law firms in New York and San Diego. Mr. Berholtz is a member of the board of directors Larada Health, Inc and is a Senior Advisor to Mesa Verde Ventures, a venture capital firm. Mr. Berholtz received his B.A. from Cornell University, his M.Litt. from Oxford University where he was a Rhodes Scholar, his J.D. from Yale University and his M.B.A. from the University of San Diego.

Mr. Berholtz will be compensated for his services as a director by the receiving 375,000 restricted stock units convertible into shares of the Company’s common stock to be issued at the rate of 62,500 shares per month for the first six months of Mr. Berholtz’s tenure as a director. In the event Dr. Damaj should resign prior to having served one year as a director, he will be required to return the unearned portion of the shares on a prorata basis.

To conjunction with Mr. Berholtz’s appointment as a director, the Company issued a press release, a copy of which is included as an exhibit to this report and which is incorporated herein.

Section 9- Financial Statements and Exhibits

Item 9.01	Financial Statement and Exhibits

Exhibit No.	Description

99.1	Press Release dated January 6, 2017

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HISPANICA INTERNATIONAL DELIGHTS OF AMERICA, INC.

Dated: January 6, 2017	By: /s/ Fernando Oswaldo Leonzo
Chief Executive Officer

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